FOR IMMEDIATE RELEASE
August 7, 2019

Mark A. Beck Elected to Owens & Minor Board of Directors

RICHMOND, Va.—(BUSINESS WIRE)—August 7, 2019—Owens & Minor, Inc. (NYSE-OMI), a global healthcare solutions company, today announced that Mark A. Beck, 54, a seasoned executive with more than two decades of leadership experience, has been elected to its board of directors, effective August 7, 2019. Beck will serve on the Compensation & Benefits and the Governance & Nominating Committees of the Board.

Beck currently serves on the Board of Directors and Audit Committee of IDEX Corporation, a global applied solutions business with a focus on health, safety and fluid handling technologies, including its Health & Science Technologies segment. Previously, Beck served as President and Chief Executive Officer of JELD-WEN Holding, Inc. (JELD-WEN), one of the world’s largest door and window manufacturers, from November 2015 to February 2018, and was a director of JELD-WEN from May 2016 to February 2018. Prior to JELD-WEN, he was Executive Vice President at Danaher Corporation, leading Danaher’s water quality and dental programs, beginning in April 2014. He spent 18 years with Corning Incorporated in a series of management positions with increasing responsibility, culminating in July 2012 in his appointment as Executive Vice President overseeing Corning’s environmental technologies and life science units. Beck also served on the board of directors of Dow-Corning Corporation from 2010 to 2014.

“Mark’s extensive leadership experience as an executive and a director as well as his years of operational expertise in manufacturing and health sciences will make him an invaluable asset to our board,” said Owens & Minor Board of Directors Chairman, Robert Sledd. “We look forward to leveraging his insight as we continue to position Owens & Minor as a leader in the global healthcare industry.”

Additionally, Directors Stuart M. Essig and Barbara B. Hill have announced their resignation from the board, effective August 7, 2019, to focus on other business endeavors.

“We thank Stuart and Barbara for their service to our board,” said Sledd. “Their guidance has been instrumental to our organization, and we appreciate their innumerable contributions.”

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Contacts
Investors: Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com
Media: Shana Neal, SVP, Chief Human Resources Officer and Communications, 804-723-7720, shana.neal@owens-minor.com

SOURCE: Owens & Minor, Inc.